                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 2)*

                              TRIPATH IMAGING, INC.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   896942 10 9
                                 (CUSIP Number)

                                   12/31/2001
             (Date of Event Which Required Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)









----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 896942 10 9                                         PAGE 2 OF 12 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ampersand Specialty Materials and Chemicals III Limited Partnership 04-3294909
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
     Not applicable                                              (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 896942 10 9                                         PAGE 3 OF 12 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ASMC-III Management Company Limited Partnership
     04-3294905
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
     Not applicable                                              (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 896942 10 9                                         PAGE 4 OF 12 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ASMC-III MCLP LLP
     04-0493924
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
     Not applicable                                              (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 896942 10 9                                         PAGE 5 OF 12 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard A. Charpie

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
     Not applicable                                              (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 shares
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 896942 10 9                                         PAGE 6 OF 12 PAGES
---------------------                                         ------------------


ITEM 1(a).        NAME OF ISSUER:

     TriPath Imaging, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     780 Plantation Drive, Burlington, NC  27215

ITEM 2(a).    NAME OF PERSON FILING:

     Ampersand Specialty Materials and Chemicals III Limited Partnership ASMC-III Management Company Limited Partnership
     ASMC-III MCLP LLP
     Richard A. Charpie

     See Exhibit 1 for a list of the General Partners of ASMC-III MCLP LLP.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

     All filing parties:
     c/o Ampersand Ventures
     55 William Street, Suite 240
     Wellesley, MA 02481-4003


ITEM 2(c).    CITIZENSHIP:

     Ampersand Specialty Materials and Chemicals III Limited Partnership, ASMC-III Management Company Limited Partnership, and ASMC-III MCLP LLP are organized under the laws of the State of Delaware.

     Richard A. Charpie is a citizen of the United States of America.

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 896942 10 9                                         PAGE 7 OF 12 PAGES
---------------------                                         ------------------


ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

     Common Stock, $0.01 par value

ITEM 2(e).    CUSIP NUMBER:

     896942 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

ITEM 4.       OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

     Ampersand Specialty Materials and Chemicals III Limited Partnership, ASMC-III Management Company Limited Partnership, ASMC-III MCLP LLP and Richard
A. Charpie no longer directly or indirectly own shares.

     (b) Percent of class:

     Ampersand Specialty Materials and Chemicals III Limited Partnership - 0% ASMC-III Management Company Limited Partnership - 0%
     ASMC-III MCLP LLP - 0%
     Richard A. Charpie - 0%

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or direct the vote:

     None.

         (ii)  Shared power to vote or direct the vote:

     None.

         (iii) Sole power to dispose or to direct the disposition of:

     None.

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 896942 10 9                                         PAGE 8 OF 12 PAGES
---------------------                                         ------------------


         (iv)  Shared power to dispose or to direct the disposition of:

     None.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     Not applicable.

                                  SCHEDULE 13G

---------------------                                         ------------------
CUSIP NO. 896942 10 9                                         PAGE 9 OF 12 PAGES
---------------------                                         ------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2002
                               AMPERSAND SPECIALTY MATERIALS AND CHEMICALS III LIMITED PARTNERSHIP

                               By: ASMC-III Management Company Limited
                               Partnership, its General Partner,
                               By: ASMC-III MCLP LLP, its General Partner,
                               By: Richard A. Charpie, its Managing General
                               Partner

                                /s/ Richard A. Charpie
                               ------------------------------------------
                               Richard A. Charpie

Dated:  February 13, 2002

                               ASMC-III MANAGEMENT COMPANY LIMITED PARTNERSHIP

                               By: ASMC-III MCLP LLP, its General Partner,
                               By: Richard A. Charpie, its Managing General
                               Partner

                                /s/ Richard A. Charpie
                               ------------------------------------------
                               Richard A. Charpie

Dated:  February 13, 2002


                                ASMC-III MCLP LLP

                               By: Richard A. Charpie, its Managing General
                               Partner

                                /s/ Richard A. Charpie
                               ------------------------------------------
                               Richard A. Charpie

Dated:  February 13, 2002


                               RICHARD A. CHARPIE

                               /s/ Richard A. Charpie
                               ------------------------------------------
                               Richard A. Charpie

Dated:  February 13, 2002